Walgreen Co. Webcast
Fourth Quarter Ending Aug. 31, 2004

Sept. 27, 2004

Hello, and welcome to Walgreens audio webcast for the fourth quarter and fiscal year ending Aug. 31, 2004. I'm Rick Hans, Walgreens Director of Finance, and I'd like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language

First - I'd like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 4 of our Form 10-K, dated August 31, 2003, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]

Sales and Earnings

Today we announced our 30th consecutive year of record sales and profits. How unusual is that? Consider this - only two companies listed on the Fortune 500 have a current streak of at least 30 straight years of record earnings - Walgreens is one, and the other company also starts with W-A-L. We're proud of the consistent performance we've achieved over those three decades.

Fiscal 2004 was another strong year for your company:

  We increased net earnings per share 15.8 percent, outpacing our 15.4 percent increase in sales.
  We increased our quarterly dividend 21.7 percent.
  We opened 436 new stores across the country, for a net gain after closings and relocations of 355.
  We opened a new distribution center in Southern California - our fourth new DC in just over two years.
  We continued to increase our market share versus food, drug and mass retailers in virtually all of our top 60 product categories as measured by A.C. Nielsen. That growth is coming from both new and existing stores.
  Our Walgreens Health Initiatives pharmacy benefit manager (PBM) introduced Advantage90, which offers a 90-day retail prescription option to mandatory mail programs.
  We saw greater use of generic prescription drugs, which help lower overall drug costs while increasing gross profit margins.
  We successfully introduced our own Medicare-approved drug discount card, which saved 120,000 seniors on average more than 27 percent per prescription in the program's first three months.
  And, we're capturing the digital photo customer with prints from digital cameras available in all of our stores.

We believe there's more innovation going on at our company today than at any point in our 103-year history. That's what will drive results in the future.

But right now, let's take a closer look at the just-ended fourth quarter. Looking over the income statement, you'll see our sales for the fourth quarter ended Aug. 31 were up 14.3 percent to a record $9.4 billion. Net earnings for the quarter climbed 18.1 percent to $327.2 million or 32 cents per share, diluted.

Fiscal 2004 sales were up 15.4 percent to $37.5 billion, while fiscal year net earnings rose 15.7 percent to $1.360 billion or $1.32 per share, diluted. Excluding a $16.3 million pre-tax gain this year and a $29.6 million pre-tax gain last year for litigation settlements, earnings rose 16.7 percent to $1.350 billion or $1.31 per share, diluted, from last year's $1.157 billion or $1.12 per share, diluted.

Walgreens prescription sales increased 16.4 percent in the fourth quarter and 17.8 percent for the year. Prescription sales in comparable stores - that's stores open more than a year - rose 12.5 percent in the quarter and 14.0 percent for the year. Our total number of prescriptions filled in fiscal 2004 increased 10.8 percent to 443 million - more than any other pharmacy retailer in the country.

Total comparable store sales were up 9.7 percent for the quarter and 10.9 percent for the year. Front-end comparable store sales rose 5.1 percent for the quarter and 6.1 percent for the year, primarily driven by increasing customer counts.

Gross Profit Margins and SO&A

We showed a very strong increase in gross profit margins this quarter, as they increased 74 basis points to 27.73 as a percent to sales. We saw margin increases in both general merchandise and pharmacy, which experienced more generic drug utilization. Again, I want to emphasize that generic drugs mean lower costs for patients and third-party payers, while also providing us with better gross profit dollars per prescription.

But when you're dispensing less expensive generics, it also slows your sales growth. And that, in turn, hurts your selling, occupancy and administration expense ratios.

That was a significant factor in SO&A expenses increasing 63 basis points in the fourth quarter to 22.26 as a percent to sales. Other factors were costs associated with our ongoing and accelerated replacement of analog photo labs with digital machines and payroll investments. The move toward digital photo machines is a great business decision because of the excellent return on investment we're seeing.

Tax Rate

The effective annual tax rate of 37.5 percent for the year is a quarter-point below the previous year.

From the Balance Sheet and Statements of Cash Flows

The consolidated balance sheet and statements of cash flows can be found on our Investor Relations Web site under the tab, "Financials." For the year, cash increased from $1.27 billion to $1.70 billion as of Aug. 31.

Accounts receivable grew 14.9 percent this quarter, which is less than the growth rate of third party prescription sales.

On a fourth quarter sales gain of 14.3 percent, LIFO inventories increased just 12.8 percent versus a year ago. We've worked through the higher inventories we had last year, and a new integrated forecasting system for front-end merchandise is improving days of supply in those categories.

The fourth quarter's LIFO credit of $48.5 million was $29.0 million more than the year ago quarter. We experienced lower than expected inflation this year in prescription drugs. The final LIFO rate for the year was 0.14 percent versus the 1.5 percent rate applied through the third quarter.

Accounts payable increased 9.7 percent over the prior year.

Finally on the statements of cash flows, capital expenditures in fiscal 2004 were $939.5 million compared to $795.1 million in 2003. The increase is due mainly to more store equipment purchases this year. The estimate for capital expenditures next year is $1.5 billion, reflecting an expected increase in store purchases, technology and a new distribution center in South Carolina scheduled to open in 2007.

Wrapup

Now that we've wrapped up three straight decades of earnings increases, we're not about to rest. We're on track to reach our goal of 7,000 stores by 2010. We're beginning work on a new prototype distribution center that will open in South Carolina in 2007. We're making investments in technology that will improve operations throughout our stores. We're gaining market share in 59 of our top 60 product categories. And we intend to keep our strong financial condition going.

While the rest of the industry is experiencing what we believe is a temporary slowdown in prescription growth, we're pushing ahead. The number of prescriptions we filled in comparable stores increased faster this year than the year before by nearly a full percentage point. We're as excited as ever about the long-term potential for prescription growth and the overall cost savings that medications can provide. We're in a great position to benefit from those trends.

Thank you for listening. Our next earnings announcement, for the first quarter of fiscal 2005, is scheduled for January 3rd. Once again, thanks for being a Walgreen shareholder, and remember, "You're Always Welcome at Walgreens!"

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